Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-135006

August 22, 2006

WELLS FARGO & COMPANY

$1,250,000,000 5.30% Notes Due August 26, 2011

Issuer:	Wells Fargo & Company

Title of Securities:	5.30% Notes Due August 26, 2011

Note Type:	Senior unsecured

Trade Date:	August 22, 2006

Settlement Date (T+5):	August 29, 2006

Maturity Date:	August 26, 2011

Interest Rate:	5.30% per annum

Interest Payment Dates:	February 26 and August 26, commencing February 26, 2007

Aggregate Principal Amount

Offered:	$1,250,000,000

Price to Public (Issue Price):	99.823%, plus accrued interest, if any, from August 29, 2006

Underwriting Discount

(Gross Spread):	0.20%

All-in Price (Net of

Underwriting Discount):	99.623%

Net Proceeds:	$1,245,287,500

Benchmark:	UST 4.875% due July 31, 2011

Benchmark Yield:	4.761%

Spread to Benchmark:	58 basis points

Re-Offer Yield:	5.341%

Listing:	None

Underwriters:	Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC

Underwriting:

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement may be terminated by the underwriters prior to issuance of the Notes in certain circumstances.

Wells Fargo & Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

If the Notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.